Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

WINTER QUARTER HEIGHTENS MOMENTUM

DESPITE INCLEMENT WEATHER

REPORTS NATIONAL BEVERAGE CORP.

FORT LAUDERDALE, FL, March 8, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its third quarter and nine months ended January 27, 2018. Compared to the prior year:

●	For the nine months ended January 27, 2018 –

○	Revenues grew to $731 million, up 19%
○	Gross Profit and Operating Profit grew 22% and 31%, respectively
○	Net Income and EPS increased 46% from prior year

For the Trailing Twelve Months ended January 27, 2018:

(Dollars in millions except EPS)

	Revenues	Op. Income	Net Income	EPS	EBITDA**

FY 2018	$943	$199	$142	$3.06	$212
YOY Growth	19%	37%	49%	49%	35%
FY 2017	$794	$145	$95	$2.05	$157
• Cash was $155 million net of $140 million dividend distributions from January 27, 2017

“Despite severe weather conditions which temporarily disrupted deliveries in certain markets, our third quarter top-line and bottom-line growth again led the industry,” stated Chairman and CEO Nick A Caporella. “The third quarter marked our 15th consecutive quarter of year-over-year earnings growth, and the 11th consecutive quarter of double-digit earnings growth. While we are compelled by regulations to record a one-time adjustment to previous deferred tax liabilities by $4.3 million, and adjust prior year-to-date income tax to the estimated effective tax rate for the full year resulting in a $7 million reduction in tax expense; after these adjustments the third quarter produced after-tax earnings of $41.1 million or earnings per share of $.88.”

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National Beverage Corp.

“While I certainly believe that the new tax code is beneficial for American enterprise, I may have desired alternative methods to report our stated results. We manage our consumer products and our investor business with focused dedication and passion. We believe in our philosophy and its proven results and continuously modify our business plan . . . to adjust for this tax modification was more than uncomfortable.

Throughout these past five years, we have repeatedly identified all of the authentic circumstances pertaining to the sustainability of our brand growth and performance . . . most especially, brand LaCroix. Due to its phenomenal prospects, we are questioned constantly about sustainability. The results included in this report further confirm our operating logic,” continued Caporella.

“Over the years, I have witnessed most major players in the carbonated soft drink (CSD) business educate retailers on ‘How to make less – Profits!’ These same players are now trying to do the same in the true sparkling water segment. But, today, the concerned retailers are rebuking these harmful efforts to destroy their opportunity to continue sustaining the high growth/better margin of the sparkling water segment. Additionally, they have resisted compromising this authentic, healthy segment of their business – with rigorous diligence . . . Advantage LaCroix!” concluded Caporella.

FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 27, 2018 and January 28, 2017

	(in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Jan. 27, 2018	Jan. 28, 2017	Jan. 27, 2018	Jan. 28, 2017

Net Sales	$227,477	$194,564	$731,428	$614,852

Net Income	$41,080	$24,285	$113,332	$77,884

Earnings Per Common Share
Basic	$.88	$.52	$2.43	$1.67
Diluted	$.88	$.52	$2.42	$1.67

Common Shares Outstanding
Basic	46,603	46,566	46,594	46,561
Diluted	46,923	46,763	46,921	46,764

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.

**Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into the operating performance of the business. EBITDA (in millions) of $212 and $157 for the twelve months ended January 27, 2018 and January 28, 2017, respectively, is calculated by adding the following expenses back to Net Income: Depreciation and Amortization of $13.5 and $12.6; Net Interest (Income) of ($1.0) and ($.3); and Provision for Income Taxes of $57.0 and $49.3.